UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2018

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number: 1-32349

Bermuda	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

(441) 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Receivables Sale and Purchase Agreement

On March 12, 2018, Signet Jewelers Limited (“Signet” or the “Company”), Sterling Jewelers Inc. (“Sterling”) and Zale Delaware, Inc. (“Zale”), entered into a Receivables Sale and Purchase Agreement (“Receivables Purchase Agreement”) with CVI SGP Acquisition Trust (“Purchaser”). The Receivables Purchase Agreement provides for, among other things, the purchase by Purchaser on the initial closing date of a portion of Sterling’s and Zale’s existing credit card receivables portfolio as of the specified cut-off time (“Back Book Receivables”).  In addition, from the initial closing date, Purchaser will purchase (i) credit card receivables originated by Sterling or Zale after the cut-off time and arising in respect of accounts from which the Back Book Receivables were originated (“Add-on Receivables”); and (ii) new credit card receivables arising in respect of non-prime accounts originated by Sterling after the cut-off time (“Forward Flow Receivables”).  For operational reasons, Add-on Receivables and Forward Flow Receivables will be held on the Company’s balance sheet for two business days prior to selling such receivables to Purchaser.

The Back Book Receivables will be sold at a price expressed as 72% of par value, net of estimated servicing expenses for the Back Book Receivables. The sale of the Back Book receivables is estimated to result in approximately $401 million to 435 million of net proceeds inclusive of the servicing expense on such receivables, and will be a cash amount calculated at the time of closing, subject to a 5% holdback amount by Purchaser. An amount up to the 5% holdback amount will be paid to Signet if, on the second anniversary of the initial closing date, the performance of the Back Book Receivables and Add-on Receivables (collectively, the “Back Book Portfolio”) achieves a certain targeted yield.  If the Back Book Portfolio fails to achieve the targeted yield, then Sterling will be required to pay Purchaser up to 10% of the purchase price for the Back Book Receivables depending how far below the targeted yield the Back Book Portfolio performed in such two year period, which payment may be set-off against the 5% holdback amount held by Purchaser. In addition, Purchaser commits to purchasing Add-on Receivables and Forward Flow Receivables for a fixed five year term. The purchase price for Add-on Receivables will be fixed at percentage of par value for the term of the agreement and the Forward Flow Receivables purchase price will be subject to a periodic adjustment by mutual agreement between the parties. Purchaser will have the right to terminate the Receivables Purchase Agreement if the Forward Flow Receivables purchased under the Receivables Purchase Agreement significantly underperforms and the realized yield falls below and agreed upon threshold.  The Receivables Purchase Agreement also contains other customary termination rights.

For a period of time following the signing of the Receivables Purchase Agreement and prior to the initial closing date, Signet has an option to appoint a minority party to purchase up to 30% of the Back Book Receivables, Add-on Receivables and Forward Flow Receivables to be sold to Purchaser under the Receivables Purchase Agreement. The agreement with the minority party will be on substantially the same terms as the Receivables Purchase Agreement. The Receivables Purchase Agreement contains customary representations, warranties, and covenants, and is subject to customary closing conditions. The Receivables Purchase Agreement is not subject to any financing condition.

This description is a summary and does not purport to be a complete description of the Receivables Purchase Agreement.  It is qualified in its entirety by the full text of the Receivables Purchase Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Amended and Restated Servicing Agreement

In connection with the Receivables Purchase Agreement, Sterling and Zale entered into an Amended and Restated Servicing Agreement (the “Servicing Agreement”) with Genesis Financial Solutions, Inc. (“Genesis”), which as amended, reflects that Genesis will continue to provide certain customary servicing and account management services to Sterling.

This description is a summary and does not purport to be a complete description of the Servicing Agreement and is subject to, and qualified in its entirety by, the full text of the Servicing Agreement. A copy of the Servicing Agreement will be filed as an exhibit to the Company’s next Annual Report on Form 10-K.

Item 9.01	Financial Statements and Exhibits

The exhibits required to be filed as a part of this Current Report on Form 8-K are listed in the Exhibit Index attached hereto, which is incorporated herein by reference.

(d)	Exhibits

Exhibit Number	Description

10.1*†	Receivables Sale and Purchase Agreement, by and among Sterling Jewelers Inc., Zale Delaware, Inc., Signet Jewelers Limited and CVI SGP Acquisition Trust, dated March 12, 2018

*Filed herewith
†Confidential treatment requested as to certain portions by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED
Date: March 14, 2018

	By:	/s/ Lynn Dennison
	Name:	Lynn Dennison
	Title:	Chief Legal & Transformation Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1*†	Receivables Sale and Purchase Agreement, by and among Sterling Jewelers Inc., Zale Delaware, Inc., Signet Jewelers Limited and CVI SGP Acquisition Trust, dated March 12, 2018

*Filed herewith
†Confidential treatment requested as to certain portions by the SEC.